Exhibit 99.1

LQR House Announces Acquisition of 9.9% Common Shares of Cannon Estate Winery in Exchange for 750,000 Shares of LQR House

MIAMI BEACH, FL / ACCESSWIRE / May 20, 2024 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:LQR), a niche ecommerce platform specializing in the spirits and beverage industry, today announced the acquisition of approximately 9.9% Common Shares of Cannon Estate Winery Ltd. (“Cannon”), an owner of Cannon Estate Winery.

Cannon Estate Winery located at 30523 Burgess Ave. in the Mount Lehman area of Abbotsford, British Columbia, stands as a testament to the untapped potential of the Fraser Valley in the Canadian winemaking landscape. The estate boasts 20 acres under vine, with 16 varietals planted across 23 plots, including Chardonnay, Muscat, Petite Milo, Pinot Noir, and Gamay Noir. According to its management, Cannon Estate Winery has become a local gem, recently expanding to include a lounge for hosting both locals, and wine enthusiasts from across the globe. It has quickly become a popular destination for year-round events and celebrations, making it the ideal place to showcase LQR House products and its marketing clients’ alcohol.

While LQR House and Cannon Estate Winery operate in different realms of the alcohol industry, the Company believes that the synergy between them promises mutual benefits that will propel both entities to new heights. LQR House plans to leverage its expertise to enhance Cannon’s online presence, extending its reach across borders to the USA and captivating the attention of CWSpirits.com clientele. Cannon Estate Winery, with its established relationships with distributors and retail outlets nationwide, aims to expand LQR House’s brands and marketing clients throughout Canada.

Sean Dollinger, CEO of LQR House, expressed his excitement about the acquisition and potential collaboration, stating, “We’ve had the opportunity to visit Cannon Estate Winery, and we were absolutely blown away by the beauty and quality. I believe that what Justin and Andrea Manuel have built is something you would see in the French or Italian countryside. We cannot wait to showcase the property, the wine, and everything we have planned together.”

Dollinger further added, “We believe that by accepting the $4 per share for this acquisition, the team behind Cannon Estate Winery has demonstrated their confidence in the value of LQR House. In our view, this is very promising for our investors, as it underscores the mutual potential and growth opportunities that lie ahead.”

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate the consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of over 550 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

About Cannon Estate Winery

Cannon Estate Winery began with the spontaneous acquisition of 20 acres, initially without a specific plan for the land. However, by bringing in an experienced viticulturist and winemaker, they thoroughly studied the environment to optimize the property and create ideal growing conditions. As one of Mount Lehman’s fastest-growing vineyards, Cannon Estate Winery has successfully brought its wines to retailers across Canada. Their commitment to sustainability and environmental stewardship sets them apart. They have recently built an exclusive lounge on the property, attracting attention from locals, travelers, and wine enthusiasts worldwide.

In addition to retailing their wines across Canada, Cannon Estate Winery offers an exclusive wine club, providing enthusiasts the opportunity to savor creations that embody the essence of the land and the passion behind each bottle.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com

SOURCE: LQR House Inc.